                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND OUR UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA, INCLUDING THE RELATED NOTES, CONTAINED IN OUR PROSPECTUS FILED FEBRUARY 15, 2001.

OVERVIEW

    We are a leading provider of critical research tools and integrated support services that enable innovative and efficient drug discovery and development. We are the global leader in providing the animal research models required in research and development for new drugs, devices and therapies and have been in this business for more than 50 years.

    We operate in two segments for financial reporting purposes: research models and biomedical products and services. In addition, since services represent over 10% of our net sales, our consolidated financial statements also provide a breakdown of net sales between net sales related to products, which include both research models and biomedical products, and net sales related to services, which reflect biomedical services, and a breakdown of costs between costs of products sold and costs of services provided. The following tables show the net sales and the percentage contribution of our segments, research models and biomedical products and services, for the past three years. It also shows costs of products sold and services provided, selling, general and administrative expenses and operating income for both research models and biomedical products and services by segment and as percentages of their respective segment net sales.

                                                                      FISCAL YEAR ENDED
                                                          ------------------------------------------
                                                          DECEMBER 26,   DECEMBER 25,   DECEMBER 30,
                                                              1998           1999           2000
                                                          ------------   ------------   ------------
                                                                    (DOLLARS IN MILLIONS)
Net sales:
Research models.........................................     $144.9         $152.5         $187.7
Biomedical products and services........................       60.2           78.9          118.9

Costs of products sold and services provided:
Research models.........................................     $ 96.1         $ 96.5         $113.3
Biomedical products and services........................       38.2           50.2           73.4

Selling, general and administrative expenses:
Research models.........................................     $ 18.1         $ 22.2         $ 30.9
Biomedical products and services........................        9.7           12.5           18.2

Operating income:
Research models.........................................     $ 30.5         $ 33.7         $ 43.1
Biomedical products and services........................       11.1           14.4           24.1

                                                                      FISCAL YEAR ENDED
                                                          ------------------------------------------
                                                          DECEMBER 26,   DECEMBER 25,   DECEMBER 30,
                                                              1998           1999           2000
                                                          ------------   ------------   ------------
                                                                 (AS A PERCENT OF NET SALES)
Net sales:
Research models.........................................      70.6%          65.9%          61.2%
Biomedical products and services........................      29.4           34.1           38.8

Costs of products sold and services provided:
Research models.........................................      66.3%          63.3%          60.4%
Biomedical products and services........................      63.5           63.6           61.7

Selling, general and administrative expenses:
Research models.........................................      12.5%          14.6%          16.5%
Biomedical products and services........................      16.1           15.8           15.3

Operating income:
Research models.........................................      21.0%          22.1%          23.0%
Biomedical products and services........................      18.4           18.3           20.3

    NET SALES. We recognize revenue with respect to research models sales upon transfer of title, when the risks and rewards of ownership pass to the customer. Revenues with respect to services are recognized as these services are performed. Over the past three years, unit volume of small animal research models has increased modestly in North America and has decreased modestly in Europe. During the same period, sales in both North America and Europe have increased, principally as a result of price increases and a shift in mix towards higher priced research models. In recent years, we have increased our focus on the sale of specialty research models, such as special disease models, which have contributed to additional sales growth.

    Our customers typically place orders for research models with less than a week's lead time. Meeting such demand requires efficient inventory management and strong customer service support. We improved inventory availability in the last three years through better forecasting and production mix, and most importantly, improved biosecurity, thereby reducing contaminations.

    Biomedical products and services have grown at a compounded rate of 36.3% from 1998 to 2000. Our growth in this business demonstrated our ability to capitalize on our core research model technology and enter into related product development activities undertaken by our customers.

    PRICING. We maintain published list prices for all of our research models, biomedical products and some of our services. We also have pricing agreements with our customers which provide some discounts, usually based on volume. Many of our services are based on customized orders and are priced accordingly. While pricing has been competitive, some of our products are priced at a premium due to higher quality, better availability and superior customer support that our customers associate with our products.

    BIOSECURITY. Biosecurity is one of our highest operational priorities. Prior breaches of biosecurity have adversely affected our results of operations, and we cannot assure you that future breaches would not materially affect our results of operations. A biosecurity breach typically results in additional expenses from the need to clean up the contaminated room, which in turn results in inventory loss, clean-up and start-up costs, and can reduce net sales as a result of lost customer orders and credits for prior shipments. We experienced a few significant contaminations in 1997 in our isolation rooms for research models and in our poultry houses for vaccine support products. Since January 1, 1997, we have made over $8 million of capital expenditures designed to strengthen our biosecurity, primarily by upgrading our production facilities. In addition, we have made significant changes to our operating procedures for isolation rooms and poultry houses designed to further minimize the risks of contamination, including, for example, increasing the frequency of replacing masks and gowns, and most importantly, increasing awareness and training among our employees. These improvements to our operating procedures increased annual ongoing biosecurity-related expenses by approximately $0.5 million in 1999. While we cannot assure you that we will not experience future significant isolation room or poultry house contaminations in the future, we believe these changes have contributed to our absence of significant contaminations during 1998, 1999 and 2000.

    ACQUISITIONS. Since January 1, 1998, we have successfully acquired and integrated four companies, which contributed $47.4 million in sales in 2000, representing 15.5% of total sales. On September 29, 1999, we acquired Sierra for an initial total purchase price of $23.3 million, including approximately
$17.3 million in cash paid to former shareholders and assumed debt of approximately $6.0 million, which we immediately retired. In addition, we are obligated to pay $2.0 million in additional purchase price due to specified financial objectives being reached by December 30, 2000. The additional consideration was recorded as additional goodwill in the year ended
December 30, 2000. We have also agreed to pay (a) up to $10.0 million in performance-based bonus payments if specified financial objectives are reached in the five years following the acquisition date, with no payment in any individual year to exceed $2.7 million and (b) $3.0 million in retention and non-competition payments contingent upon the continuing employment of specified key scientific and managerial personnel through June 30, 2001. Sierra became part of our drug safety assessment area.

    The $10.0 million in performance-based bonus payments, will, if paid, be expensed during the periods in which it becomes reasonably certain that the financial objectives will be achieved. Approximately $1.4 million of performance-based bonus payments were made on December 31, 2000 and were recorded as compensation expense in the year ended December 30, 2000. We expensed $1.4 million in fiscal 1999 and $1.0 million in fiscal 2000 of the $3.0 million in retention and non-competition payments. The $0.6 million remaining will be expensed ratably through June 2001.

    Effective January 8, 2001 we purchased 100% of the common stock of PAI. We paid consideration of $37 million with respect to this acquisition, consisting of $28 million in cash and a $12 million callable convertible note.

    We signed a definitive agreement on February 7, 2001 to acquire Primedica for consideration of $52 million, subject to customary closing conditions. The consideration will be comprised of $26 million in cash, $16.5 million in restricted stock (which we may repurchase through July 1, 2001) and $9.5 million in assumed debt.

    JOINT VENTURES. At December 25, 1999, we had two unconsolidated joint ventures. As of February 28, 2000, we acquired an additional 16% equity interest in one of the joint ventures, Charles River Japan, increasing our ownership interest to 66%. The purchase price for the 16% equity interest was 1.4 billion yen, or $12.8 million, of which 400 million yen, or $3.7 million, was paid by a three-year balloon promissory note secured by a pledge of the purchased interest. The note bears interest at the long-term prime rate in Japan. Charles River Japan is engaged principally in the research model business. Our royalty agreement provides us with 3% of the sales of locally produced research models, and having acquired majority ownership, we have consolidated its operations for financial reporting purposes from the effective date of the acquisition in the first quarter of fiscal 2000. This contributed $36.6 million in sales in 2000. We also receive dividends based on our pro-rata share of net income. Charles River Japan paid dividends prior to the additional equity investment amounted to $0.7 million, $0.8 million and $0.0 million in 1998, 1999 and 2000, respectively. Our other unconsolidated joint venture is Charles River Mexico, an extension of our vaccine support products area, which is not significant to our business.

    ALLOCATION OF COSTS FROM BAUSCH & LOMB. Historically, B&L charged us for some direct expenses, including insurance, information technology and other miscellaneous expenses, based upon actual charges incurred on our behalf. However, these charges and estimates are not necessarily indicative of the costs and expenses which would have resulted had we incurred these costs as a stand-alone entity. The actual amounts of expenses we incur in future periods may vary significantly from these allocations and estimates.

    THE RECAPITALIZATION AND SIERRA ACQUISITION. The recapitalization, which was consummated on September 29, 1999, was accounted for as a leveraged recapitalization and had no impact on the historical basis of our assets and liabilities. The Sierra acquisition was accounted for under the purchase method of accounting with the purchase price allocated to the assets and liabilities of Sierra based on an estimate of their fair value, with the remainder allocated to goodwill. We incurred various costs of approximately $22.6 million (pre-tax) in connection with consummating the recapitalization. We have capitalized and are amortizing the portion of these costs that represents deferred financing costs (approximately $14.4 million) over the life of the related financing. We have charged a portion of the expenses related to the recapitalization (approximately $8.2 million) to retained earnings.

    DEFERRED TAX ASSETS. In conjunction with the recapitalization, CRL Acquisition LLC and B&L made a joint election under section 338(h)(10) of the Internal Revenue Code of 1986, as amended. Such election resulted in a step-up in the tax basis of the underlying assets and a net deferred tax asset of $99.5 million was recorded in the consolidated financial statements. The tax purchase price allocation related to the election was not finalized until the second quarter of 2000, and an adjustment of $4.5 million was recorded in that quarter to reduce the net deferred tax asset balance and capital in excess of par in accordance with the final allocation. In addition, we have used the proceeds from our initial public offering, to repay a portion of our outstanding debt and expect to be more profitable in the future, due to reduced interest costs. We therefore reassessed the need for a valuation allowance associated with the deferred asset balance discussed above and reduced this valuation allowance by $4.8 million. This reduction in valuation allowance was recorded as a tax benefit in the second quarter of 2000. The net deferred tax asset pertaining to the election under section 338(h)(10) of the Internal Revenue Code as of December 30, 2000 of approximately $92.3 million is expected to be realized over 15 years through future tax deductions which are expected to reduce future tax payments. It is possible that the Internal Revenue Service may challenge the availability of the section 338(h)(10) election. If the Internal Revenue Service were successful, the expected future tax benefits from the election would not be available, and we would be required to write off the related deferred tax assets by recording a non-recurring expense in our results of operations in an amount equal to such deferred tax assets. See Note (8) to the consolidated financial statements. We believe that the reorganization and liquidating distribution should not have any impact upon the election for federal income tax purposes. However, the Internal Revenue Service may reach a different conclusion. See "Risk Factors--Tax benefits we expect to be available in the future may be subject to challenge."

    INITIAL PUBLIC OFFERING. The net proceeds of our initial public offering were used to repay approximately $204.7 million in outstanding indebtedness, including issuance discounts, in the third quarter of 2000. In connection with this repayment we also have paid premiums and written off deferred financing costs. We recorded an extraordinary loss of $29.1 million, net of tax benefits of $15.7 million, in the third quarter of 2000.

RESULTS OF OPERATIONS

    The following table summarizes historical results of operations as a percentage of net sales for the periods shown:

                                                                      FISCAL YEAR ENDED
                                                          ------------------------------------------
                                                          DECEMBER 26,   DECEMBER 25,   DECEMBER 30,
                                                              1998           1999           2000
                                                          ------------   ------------   ------------
Net sales...............................................      100.0%         100.0%         100.0%
Costs of products sold and services provided............       65.5           63.4           60.9
Selling, general and administrative expenses............       16.6           17.2           16.7
Amortization of goodwill and other intangibles..........        0.6            0.8            1.2
Interest income.........................................        0.5            0.2            0.5
Interest expense........................................        0.2            5.5           13.3
Provision for income taxes..............................        6.9            6.7            2.6
Earnings from equity investment.........................        0.8            0.9            0.3
Minority interests......................................         --             --            0.5
                                                              -----          -----          -----
Net income..............................................       11.4%           7.4%           5.8%
                                                              =====          =====          =====

FISCAL 2000 COMPARED TO FISCAL 1999

YEAR ENDED DECEMBER 30, 2000 COMPARED TO YEAR ENDED DECEMBER 25, 1999

    NET SALES. Net sales in 2000 were $306.6 million, an increase of $75.2 million, or 32.5%, from $231.4 million in 1999. Results for 2000 and 1999 on a pro forma basis for the strategic transactions, which include the acquisition of Sierra in September 1999 and the acquisition of control of our Japanese joint venture in February 2000, reflect a 10% increase for the year, 12.4% excluding the impact of foreign currencies.

    RESEARCH MODELS. Net sales of research models in 2000 were $187.7 million, an increase of $35.2 million, or 23.1%, from $152.5 million in 1999. Small animal research model sales increased in North America by 12.3% due to continued improved pricing, a shift to higher priced specialty units and an increase in unit volume. Excluding negative currency translation of $7.6 million and the reduction in lab equipment sales of $1.8 million which tends to be variable, European small animal research model sales increased by 3.2%. Small animal research model sales in Japan, which we began consolidating during the first quarter of 2000, were $36.2 million in 2000. We also experienced an increase during 2000 in our large animal import and conditioning business of 5.2%. Our large animal breeding colony in Florida, which was sold in the first quarter of 2000, accounted for $2.8 million of sales in 1999.

    BIOMEDICAL PRODUCTS AND SERVICES. Net sales of biomedical products and services in 2000 were $118.9 million, an increase of $40.0 million, or 50.7%, from $78.9 million in 1999. Sierra contributed $26.8 million of sales growth in 2000 due to the full year impact of its acquisition. The remaining product lines increased 18.3% in total in 2000 primarily due to increased outsourcing by our customers.

    COST OF PRODUCTS SOLD AND SERVICES PROVIDED. Cost of products sold and services provided in 2000 was $186.7 million, an increase of $40.0 million, or 27.3%, from $146.7 million in 1999. Cost of products sold and services provided in 2000 was 60.9% of net sales compared to 63.4% of net sales in 1999.

    RESEARCH MODELS. Cost of products sold and services provided for research models in 2000 was $113.3 million, an increase of $16.8 million, or 17.4%, compared to $96.5 million in 1999. Cost of products sold and services provided in 2000 was 60.4% of net sales compared to 63.3% of net sales in

1999. Cost of products sold and services provided increased at a lower rate than net sales due to increased sales volume resulting in improved capacity utilization.

    BIOMEDICAL PRODUCTS AND SERVICES. Cost of products sold and services provided for biomedical products and services in 2000 was $73.4 million, an increase of $23.2 million, or 46.2%, compared to $50.2 million in 1999. Cost of products sold and services provided as a percentage of net sales in 2000 was 61.7%, an improvement from 63.6% in 1999. The favorable cost of products sold and services provided as a percent of net sales in 2000 is attributable to our increased sales and improved Sierra profitability.

    SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses in 2000 were $51.2 million, an increase of $11.4 million, or 28.6%, from $39.8 million in 1999. Selling, general and administrative expenses for 2000 were 16.7% of net sales compared to 17.2% of net sales in 1999.

    RESEARCH MODELS. Selling, general and administrative expenses for research models in 2000 were $30.9 million, an increase of $8.7 million, or 39.2%, compared to $22.2 million in 1999. The $8.7 million increase is mainly due to consolidation of Charles River Japan in the first quarter of 2000 along with a $1.3 million restructuring charge for a plant closing and personnel reductions in one of our small animal research models locations in France. Selling, general and administrative expenses for 2000 were 16.5% of net sales, compared to 14.6% for 1999.

    BIOMEDICAL PRODUCTS AND SERVICES. Selling, general and administrative expenses for biomedical products and services in 2000 were $18.2 million, an increase of $5.7 million, or 45.6%, compared to $12.5 million in 1999. The acquisition of Sierra in the fourth quarter of 1999 accounts for $2.9 million of the increase. Selling, general and administrative expenses in 2000 decreased to 15.3% of net sales, compared to 15.8% of net sales in 1999, due to greater economies of scale realized though our acquisition of Sierra and increased sales.

    UNALLOCATED CORPORATE OVERHEAD. Unallocated corporate overhead, which consists of various corporate expenses, was $2.1 million in 2000 compared to $5.1 million in 1999. Unallocated corporate overhead has decreased mainly due to pension income from favorable investment returns.

    AMORTIZATION OF GOODWILL AND OTHER INTANGIBLES. Amortization of goodwill and other intangibles in 2000 was $3.7 million, an increase of $1.7 million from $2.0 million in 1999. The increase was due mainly to the full year effect of the amortization of intangibles from our Sierra acquisition.

    OPERATING INCOME. Operating income in 2000 was $65.1 million, an increase of $22.1 million, or 51.4%, from $43.0 million in 1999. Operating income in 2000 was 21.2% of net sales, compared to 18.6% of net sales in 1999. Operating income increased in total and as a percentage of net sales due to our sales growth, acquisition of Sierra and improved capacity utilization.

    RESEARCH MODELS. Operating income from sales of research models in 2000 was $43.1 million, an increase of $9.4 million, or 27.9%, from $33.7 million in 1999. Operating income from sales of research models in 2000 was 23.0% of net sales, compared to 22.1% in 1999. The increased operating income was attributable to the growth in sales coupled with improved capacity utilization.

    BIOMEDICAL PRODUCTS AND SERVICES. Operating income from sales of biomedical products and services in 2000 was $24.1 million, an increase of $9.7 million, or 67.4%, from $14.4 million in 1999. Operating income from sales of biomedical products and services in 2000 increased to 20.3% of net sales, compared to 18.3% of net sales in 1999. The increase is attributable to our acquisition of Sierra as well as our increased sales.

    INTEREST EXPENSE. Interest expense in 2000 was $40.7 million compared to $12.8 million in 1999. The $27.9 million increase from 1999 was primarily due to the additional debt incurred as a result of the recapitalization which occurred on September 29, 1999 partially offset by the debt repayment in the third quarter.

    INCOME TAXES. The effective tax rate in 2000 excluding the reversal of the deferred tax valuation allowance of $4.8 million was 48.3% as compared to 50.7% in 1999. The impact of leverage in the first half of the year had an unfavorable impact on our tax rate by lowering our pre-tax income, and increasing the impact of the permanent timing differences on the tax rate. The effective tax rate did improve in the last six months. The $4.8 million reversal of the valuation allowance associated with the deferred tax asset, was recorded as a tax benefit in the second quarter of 2000 due to a reassessment of the need for a valuation allowance following our initial public offering.

    INCOME BEFORE THE EXTRAORDINARY LOSS. Income before the extraordinary loss in 2000 was $17.9 million, an increase of $0.8 million from $17.1 million in 1999. The increase is driven by the increase in operating income and the reversal of the deferred tax valuation allowance, which is partially offset by the full year impact of interest expense.

    EXTRAORDINARY LOSS. We recorded an extraordinary loss of $29.1 million during the third quarter of 2000. The pre-tax loss of $44.8 million is the result of premiums related to the early repayment of debt and the write off of deferred financing costs and issuance discounts associated with the debt repayments net of tax benefits of $15.7 million.

    NET INCOME (LOSS). The loss in 2000 was $11.2 million, a decrease of $28.3 million from net income of $17.1 million in 1999. The increased operating income from operations and the reversal of the deferred tax valuation allowance was offset by the extraordinary loss associated with the debt repayment and the full year impact of interest expense.

FISCAL 1999 COMPARED TO FISCAL 1998

    NET SALES. Net sales in 1999 were $231.4 million, an increase of $26.3 million, or 12.8%, from $205.1 million in 1998.

    RESEARCH MODELS. Net sales of research models in 1999 were $152.5 million, an increase of $7.6 million, or 5.2%, from $144.9 million in 1998. Sales increased due to the increase in small animal research model sales in North America and Europe of $7.1 million, resulting from improved pricing, a more favorable product mix (meaning a shift to higher priced units) and an increase in unit volume. We also experienced an increase in the large animal import and conditioning area of $0.6 million, mainly due to pricing.

    BIOMEDICAL PRODUCTS AND SERVICES. Net sales of biomedical products and services in 1999 were $78.9 million, an increase of $18.7 million, or 31.1%, from $60.2 million in 1998. At the beginning of the second quarter of 1998, we made two acquisitions that contributed $3.4 million of this sales growth, and on September 29, 1999, we acquired Sierra which had sales of $5.9 million in the fourth quarter. The remaining increase was due to significant sales increases of transgenic and research support services of $2.9 million and endotoxin detection systems of $2.2 million, and sales from our contract site management services of $1.8 million, primarily due to better customer awareness of our outsourcing solutions.

    COST OF PRODUCTS SOLD AND SERVICES PROVIDED. Cost of products sold and services provided in 1999 was $146.7 million, an increase of $12.4 million, or 9.2%, from $134.3 million in 1998.

    RESEARCH MODELS. Cost of products sold and services provided for research models in 1999 was $96.5 million, an increase of $0.4 million, or 0.4%, compared to $96.1 million in 1998. Cost of products sold and services provided in 1999 was 63.3% of net sales compared to 66.3% of net sales in 1998. Cost of products sold and services provided increased at a lower rate than net sales due to the more favorable product mix and better pricing, as well as improved capacity utilization.

    BIOMEDICAL PRODUCTS AND SERVICES. Cost of products sold and services provided for biomedical products and services in 1999 was $50.2 million, an increase of $12.0 million, or 31.4%, compared to $38.2 million in 1998. Cost of products sold and services provided as a percentage of net sales was essentially unchanged at 63.6% in 1999 compared to 63.5% in 1998.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses in 1999 were $39.8 million, an increase of $5.7 million, or 16.7%, from $34.1 million in 1998. Selling, general and administrative expenses in 1999 were 17.2% of net sales compared to 16.6% of net sales in 1998. Selling, general and administrative expenses also included research and development expense of $0.5 million in 1999 compared to $1.4 million in 1998.

    RESEARCH MODELS. Selling, general and administrative expenses for research models in 1999 were $22.2 million, an increase of $4.1 million, or 22.7%, compared to $18.1 million in 1998. Selling, general and administrative expenses in 1999 were 14.6% of net sales, compared to 12.5% in 1998. The increase was attributable to additional worldwide marketing efforts, additional salespeople in the United States and the impact of selling efforts in Europe for ESD, a business acquired at the end of 1998.

    BIOMEDICAL PRODUCTS AND SERVICES. Selling, general and administrative expenses for biomedical products and services in 1999 were $12.5 million, an increase of $2.8 million, or 28.9%, compared to $9.7 million in 1998. Selling, general and administrative expenses in 1999 decreased to 15.8% of net sales, compared to 16.1% of net sales in 1998, due to greater economies of scale.

    UNALLOCATED CORPORATE OVERHEAD. Unallocated corporate overhead, which consists of various corporate expenses, was $5.1 million in 1999, a decrease of $1.2 million, or 19.0%, compared to $6.3 million in 1998. The decrease was principally from the increase in cash surrender value associated with our supplemental executive retirement program.

    AMORTIZATION OF GOODWILL AND OTHER INTANGIBLES. Amortization of goodwill and other intangibles in 1999 was $2.0 million, an increase of $0.7 million, or 53.8%, from $1.3 million in 1998. The increase was due to the effect of additional amortization of intangibles resulting from four recent acquisitions, two in April 1998, one in December 1998, and Sierra in September 1999.

    RESTRUCTURING CHARGES. There were no restructuring charges in 1999 or 1998. During 1999, we charged $1.1 million against the previously recorded restructuring reserves, bringing the balance at year-end to zero.

    OPERATING INCOME. Operating income in 1999 was $43.0 million, an increase of $7.7 million, or 21.8%, from $35.3 million in 1998. Operating income in 1999 was 18.6% of net sales, compared to 17.2% of net sales in 1998. Operating income increased in total and as a percentage of net sales for the reasons described above.

    RESEARCH MODELS. Operating income from sales of research models in 1999 was $33.7 million, an increase of $3.2 million, or 10.5%, from $30.5 million in 1998. Operating income from sales of research models in 1999 was 22.1% of net sales, compared to 21.0% in 1998. The increase was attributable to the factors described above.

    BIOMEDICAL PRODUCTS AND SERVICES. Operating income from sales of biomedical products and services in 1999 was $14.4 million, an increase of $3.3 million, or 29.7%, from $11.1 million in 1998. Operating income from sales of biomedical products and services in 1999 decreased to 18.3% of net sales, compared to 18.4% of net sales in 1998. This was primarily due to the acquisition of Sierra, and the impact of additional amortization of intangibles.

    OTHER INCOME. We recorded a $1.4 million gain on the sale of two small facilities, one located in Florida, and the other located in the Netherlands, and a charge of $1.3 million for stock compensation expense.

    INTEREST EXPENSE. Interest expense for 1999 was $12.8 million compared to $0.4 million for 1998. The $12.4 million increase was primarily due to the additional debt incurred in the recapitalization.

    INCOME TAXES. The effective tax rate of 50.7% in 1999 as compared to 39.5% in 1998 reflects the remittance of cash dividends of $20.7 million from our foreign subsidiaries which, in turn, were remitted to B&L. The related amounts were previously considered permanently reinvested in the foreign jurisdictions for U.S. income tax reporting purposes. Therefore, we were required to provide additional taxes upon their repatriation to the United States. In addition, in 1999, an election was made by B&L to treat some foreign entities as branches for U.S. income tax purposes. As a result, all previously untaxed accumulated earnings of such entities became immediately subject to tax in the United States. The receipt of the cash dividends from the foreign subsidiaries and the foreign tax elections made resulted in incremental United States taxes of $2.0 million, net of foreign tax credits, in 1999.

    NET INCOME. Net income in 1999 was $17.1 million, a decrease of $6.3 million, or 26.9%, from $23.4 million in 1998. The decrease was attributable to the increased interest expense.

LIQUIDITY AND CAPITAL RESOURCES

    Historically, our principal sources of liquidity were cash flow from operations, borrowings under our credit facility and proceeds from our initial public offering.

    In September 1999, we received a $92.4 million equity investment from DLJMB and affiliated funds, management and some other investors, we issued
$37.6 million senior discount debentures with warrants to purchase common stock and $150.0 million units consisting of senior subordinated notes due in 2009 with warrants to purchase common stock, and borrowed $162.0 million under our senior secured credit facility. We redeemed 87.5% of our outstanding capital stock held by B&L for $400.0 million and a $43.0 million subordinated discount note. We simultaneously acquired Sierra for an initial purchase price of $23.3 million including $17.3 million paid to its former stockholders and $6.0 million of assumed debt which we immediately retired.

    Borrowings under the credit facility bear interest at a rate per year equal to a margin over either a base rate or LIBOR. The $30.0 million revolving loan commitment will terminate six years after the date of the initial funding of the credit facility. The revolving credit facility may be increased by up to $25.0 million at our request, which will only be available to us under some circumstances, under the same terms and conditions of the original
$30.0 million revolving credit facility. The term loan facility under the credit facility consists of a $40.0 million term loan A facility and a $120.0 million term loan B facility. The term loan A facility matures six years after the closing date of the facility and the term loan B facility matures eight years after the closing date of the facility. In February, 2001, in connection with the anticipated Primedica acquisition, we amended our credit facility to add a $25 million term C loan facility. The interest rate on the term A loan facility also increased to LIBOR plus 2.00% from LIBOR plus 1.75%. As of January 30, 2001, the interest rate on the term A loan facility was 8.1375%, the interest rate on the term B loan facility was 10.3875%, the interest rate on the term C loan facility was 8.1375% and there was an aggregate of $116.1 million outstanding under our loan facilities. The credit facility contains customary covenants and events of default, including substantial restrictions on our subsidiary's ability to declare dividends or make distributions. The term loans are subject to mandatory prepayment with the proceeds of certain asset sales and a portion of our excess cash flow.

    In February 2000, the 13.5% senior subordinated notes were exchanged for registered notes having the same financial terms and covenants as the notes issued in September 1999. Interest on the notes is payable semi-annually in cash. The notes contain customary covenants and events of default, including covenants that limit our ability to incur debt, pay dividends and make particular investments.

    In the third quarter of 2000, we consummated an initial public offering of 16,100,000 shares of our common stock at a price of $16.00 per share. We used the net proceeds from the offering of approximately $236 million to redeem a portion of the outstanding senior subordinated notes, including associated premiums and to repay our senior discount debentures, subordinated discount note and a portion of our bank debt.

    We anticipate that our operating cash flow, together with borrowings under our credit facility, will be sufficient to meet our anticipated future operating expenses, capital expenditures and debt service obligations as they become due. However, Charles River Laboratories International, Inc. is a holding company with no operations or assets other than its ownership of 100% of the common stock of its subsidiary, Charles River Laboratories, Inc. We have no source of liquidity other than dividends from our subsidiary.

FISCAL 2000 COMPARED TO FISCAL 1999

LIQUIDITY AND CAPITAL RESOURCES

    Cash and cash equivalents of Charles River totaled $33.1 million at December 30, 2000 compared with $15.0 million at December 25, 1999. Our principal sources of liquidity were cash flow from operations, borrowings under our credit facilities and cash provided by our initial public offering.

    Net cash provided by operating activities for the year 2000 was $33.8 million compared to net cash provided of $37.6 million in 1999. Net loss for the year 2000 was $11.2 million compared to net income of $17.1 million in 1999. Net income was impacted by the extraordinary loss of $29.1 million net of tax benefits of $15.7 million.

    Net cash used in investing activities during the year 2000 was $14.6 million compared to $34.2 million in 1999. On February 28, 2000, we acquired an additional 16% of the equity (340,840 common shares) of our 50% equity joint venture, Charles River Japan, from Ajinomoto Co., Inc. The purchase price for the equity was 1.4 billion yen or $12.8 million. One billion yen, or $9.2 million was paid at closing and the balance of 400 million yen, or $3.7 million was deferred pursuant to a three year balloon promissory note. In addition, we acquired $3.2 million in cash. In January of 2000 we sold our primate colony in Florida for $7.0 million. In September of 1999 we purchased 100% of the common stock of Sierra for $23.3 million including $17.3 million paid to Sierra's former stockholders and $6.0 million of assumed debt which was immediately retired. Capital expenditures in the year 2000 were $15.6 million compared to $13.0 million in 1999.

    Net cash provided by financing activities during 2000 was $0.8 million compared to cash used of $11.5 million in 1999. We received $236.0 million from our initial public offering of which we used $204.4 million to pay down our existing debt, including issuance discounts, and $31.5 million to pay premiums associated with the early repayment of the debt. In 1999, we received a $92.4 million equity investment from DLJMB and affiliated funds, management and some other investors, we issued $37.6 million senior discount debentures, which was retired in full in 2000, with warrants to purchase common stock. During 1999 we also issued $150.0 million units consisting of senior subordinated notes, of which $52.5 million was retired in 2000, with warrants to purchase common stock. Furthermore in 1999 we borrowed $162.0 million under our senior secured credit facility and paid off $63.9 million in 2000. In 1999 we redeemed 87.5% of our outstanding capital stock held by B&L for $400.0 million and a $43.0 million subordinated discount note, which we repaid in 2000. Net activity with B&L, our 100% shareholder up until the recapitalization in 1999 was $29.4 million in net payments to B&L.

    We anticipate that our operating cash flow, together with borrowings under our credit facility, will be sufficient to meet our anticipated future operating expenses, capital expenditures and debt service obligations as they become due.

FISCAL 1999 COMPARED TO FISCAL 1998

    Cash flow from operating activities in 1999 was $37.6 million compared to $37.4 million in 1998. Net cash used in investing activities in 1999 was $34.2 million compared to $23.0 million in 1998. The increase was primarily due to the acquisition of Sierra for $23.3 million. Capital expenditures in 1999 were $13.0 million versus $11.9 million in 1998.

    Net cash used in financing activities in 1999 was $11.5 million versus
$8.0 million in 1998. The activity in 1999 consisted of payments for deferred financing costs of $14.4 million and transactions costs of $8.2 million associated with the recapitalization. We also paid a dividend of $29.4 million to B&L, which was excess cash at the time of the recapitalization, and the recapitalization consideration was $400.0 million. The above was offset by the proceeds from the issuance of long-term debt of $339.0 million, the issuance of warrants of $10.6 million, and the issuance of common stock of $92.4 million.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    We are subject to market risks arising from changes in interest rates and foreign currency exchange rates. Our primary interest rate exposure results from changes in LIBOR or the base rate which are used to determine the applicable interest rates under our term loans and revolving credit facility. We have entered into an interest rate protection agreement designed to protect us against fluctuations in interest rates with respect to at least 50% of the aggregate principal amount of the term loans and the senior subordinated notes. Interest rate swaps have the effect of converting variable rate obligations to fixed or other interest rate obligations. Our potential loss over one year that would result from a hypothetical, instantaneous and unfavorable change of 100 basis points in the interest rate on all of our variable rate obligations would be approximately $1.3 million. Fluctuations in interest rates will not affect the interest payable on the senior subordinated notes, which is fixed.

    We do not use financial instruments for trading or other speculative purposes.

    We also have exposure to some foreign currency exchange rate fluctuations for the cash flows received from our foreign affiliates. This risk is mitigated by the fact that their operations are conducted in their respective local currencies, and it is not our intention to repatriate earnings prospectively. Currently, we do not engage in any foreign currency hedging activities as we do not believe that our foreign currency exchange rate risk is material.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. This statement also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS 133 is effective for fiscal years beginning after June 30, 1999. However, Statement of Financial Accounting Standards No. 137, "Deferral of the Effective Date of SFAS No. 133," was issued to defer adoption of SFAS No. 133 to fiscal years beginning after June 30, 2000. We do not expect that the adoption of SFAS No. 133 will have a material effect on our consolidated financial statements.